Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-257242

TERM SHEET

Dated October 30, 2023

$1,000,000,000

7.964% Fixed-to-Floating Rate Senior Notes due 2034

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated October 30, 2023 (including the documents incorporated by reference therein), relating to these securities.

Issuer:	Discover Financial Services

Security:	7.964% Fixed-to-Floating Rate Senior Notes due 2034

Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 (negative) / BBB- (stable) / BBB+ (stable)

Currency:	USD

Aggregate Principal Amount:	$1,000,000,000

Maturity:	November 2, 2034

Fixed Rate Period:	From, and including, November 2, 2023 to, but excluding, November 2, 2033

Floating Rate Period:	From, and including, November 2, 2033 to, but excluding, the maturity date

Interest Rates:

Fixed Rate Period: 7.964%

Floating Rate Period: Compounded SOFR, determined as set forth under “Description of the Senior Notes–Interest–Floating Rate Period” in the preliminary prospectus supplement dated October 30, 2023 plus 3.370%

Interest Payment Dates:	Fixed Rate Period: Each May 2 and November 2, commencing on May 2, 2024 and ending on November 2, 2033 Floating Rate Period: February 2, 2034, May 2, 2034, August 2, 2034 and at the maturity date

Day Count Convention:	Fixed Rate Period: 30/360 Floating Rate Period: Actual/360

Benchmark Treasury:	UST 3.875% due August 15, 2033

Benchmark Treasury Price and Yield:	92-11+; 4.864%

Spread to Benchmark Treasury:	T + 310 bps

Re-offer Yield:	7.964%

Price to Public:	100.000% of aggregate principal amount

Trade Date:	October 30, 2023

Settlement Date:**	November 2, 2023 (T+3)

Denominations:	$2,000 x $1,000

CUSIP/ISIN:	254709 AT5 / US254709AT53

Optional Redemption:

Redeemable by the issuer in whole, but not in part, on November 2, 2033, the date that is one year prior to the maturity date, at 100% of the principal amount of the notes, plus accrued and unpaid interest thereon to the redemption date.

Redeemable by the issuer in whole, or in part, during the 90-day period prior to, and including, the maturity date, at 100% of the principal amount of the notes, plus accrued and unpaid interest thereon to the redemption date.

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Citigroup Global Markets Inc. RBC Capital Markets, LLC

Senior Co-Manager:	Wells Fargo Securities, LLC

Junior Co-Managers:	Academy Securities, Inc. J.P. Morgan Securities LLC Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

The issuer expects that delivery of the notes will be made against payment therefor on or about November 2, 2023, which is the third business day following the date of this final term sheet (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

Discover Financial Services has filed a registration statement (including a prospectus dated as of June 21, 2021) and a preliminary prospectus supplement dated as of October 30, 2023 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents Discover Financial Services has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement may be obtained (i) Barclays Capital Inc. by calling toll-free at 1-888-603-5847 or by emailing Barclaysprospectus@broadridge.com; (ii) BofA Securities, Inc. by calling toll-free at 1-800-294-1322; (iii) Citigroup Global Markets Inc. by calling toll-free at 1-800-831-9146; or (iv) RBC Capital Markets, LLC by calling toll-free at 1-866-375-6829.

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